Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For further information contact:

Chris Curran

chris.curran@servicemaster.com

Office:    901.597.7829

Mobile:  901.619.9056

ServiceMaster Appoints Roger Cregg as Chief Financial Officer

Memphis, Tenn., August 24, 2011 — The ServiceMaster Company today announced the appointment of Roger A. Cregg as senior vice president of finance and chief financial officer, effective August 29. He will report to Hank Mullany, ServiceMaster’s chief executive officer.

Cregg joins Memphis-based ServiceMaster, one of the world’s leading residential and commercial service providers, from PulteGroup, Inc., the publicly-owned parent company of Pulte Homes, Inc., one of the nation’s largest homebuilders.

“Roger brings a wealth of experience in guiding the financial operations of both private and public companies,” said Mullany. “His impressive track record at large, growth-oriented companies will be extremely valuable as we continue to establish ServiceMaster as a rapidly growing, best-in-class service provider.”

Cregg joined Pulte in 1998 as chief financial officer. While at Pulte, his role expanded as he assumed additional responsibilities for information technology, international operations and mortgage and title operations. He was promoted to executive vice president in 2003 and named public company CFO of the Year by Crain’s Detroit Business in 2010.

Prior to joining Pulte, Cregg served as executive vice president and chief financial officer at Zenith Electronics, a publicly held company that was eventually sold to LG Group in 1999. He also spent six years as vice president and chief financial officer of Sweetheart Cup Company, Inc., a leading manufacturer and distributor of specialty containers and paper goods. He worked as a regional vice president at Zellerbach, a global division of paper manufacturer MeadWestvaco Corp.

Cregg began his career at New York-based Continental Can Company, Inc., working in a variety of accounting, finance and administration roles, eventually becoming general manager of finance for the company’s Bondware division, paper and plastic manufacturing subsidiary in Illinois.

Cregg graduated from Northeastern University in Boston, with a Bachelor of Science degree in accounting. He earned his master’s degree in management from Kellogg Graduate School of Management, Northwestern University.

He currently serves as a member of the board of directors of Comerica Inc., a commercial bank holding company, and has served as past chairman and a member of the board of directors of the Detroit branch of the Federal Reserve Bank of Chicago.

About ServiceMaster

With a network of more than 5,000 company-owned and franchise locations, Memphis-based ServiceMaster is one of the world’s leading residential and commercial service providers. The company’s high profile brands are TruGreen, Terminix, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 24,000 corporate employees and a franchise network that independently employs over 31,000 additional people, the ServiceMaster family of brands serves more than 8.2 million customers every year. Our brands hold market-leading positions in residential and commercial lawn, tree and shrub care, termite and pest control, home warranties, furniture repair, home inspections, residential and commercial cleaning and disaster restoration. Go to www.servicemaster.com or twitter.com/ServiceMaster for more information about ServiceMaster.